EXHIBIT 10.5

SPANSION INC.

2010 EQUITY INCENTIVE AWARD PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

The following sets forth the terms of your Performance-Based Spansion Inc. Restricted Stock Unit (“PSU”) Award.

Employee Name:

Stock ID:

Grant Number:

Grant Date:

Number of Shares:

Vesting Schedule and Payment Date:

PSUs are earned depending on Spansion’s 2013 to 2014 EPS Growth performance, measured as of the close of fiscal 2014. A multiplier will be applied to the above shares based on the following table (interpolated between points if required):

EPS	Growth	% of Shares Earned
<$0.75	<0%	0%
$0.75	0%	50%
$0.79	5%	100%
$0.83	10%	112.5%
≥$0.87	≥15%	125%

Earned shares are then eligible to vest on January 31, 2017, subject to the achievement of relative Total Shareholder Return (TSR) against the year-ending 2017 S&P Semiconductor Index. A vesting modifier is added to the above EPS Growth result based on the Company’s TSR rank against the Index companies (see chart below).

Goal	TSR Rank	Vesting Modifier
Top Third	≥66th Percentile	+25%
Middle Third	34th to 65th Percentile	0%
Bottom Third	≤33rd Percentile	-25%

A minimum of 0% and a maximum of 150% of the shares may vest. Shares that do not vest will be forfeited. Settlement of the vested shares will take place after evaluation of TSR performance within three weeks following the end of the measurement period.

The Performance-Based Restricted Stock Unit Award that is described and made pursuant to this Performance-Based Restricted Stock Unit Award (this “Award”) is issued under the Spansion Inc. 2010 Equity Incentive Award Plan (as amended from time to time, the “Plan”). By not electronically rejecting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (the “Electronic Notification Date”), you agree to be bound by the terms and conditions herein, the Plan and all conditions established by the Company in connection with awards issued under the Plan.

The following terms and conditions apply to the PSUs granted pursuant to this Award:

Company Defined Terms:

“Company” shall mean Spansion Inc., and, except as the context may otherwise require, references to “Company” shall be deemed to include its subsidiaries and affiliates.

To the extent not defined herein, capitalized terms shall have the meanings ascribed to them in the Plan.

Type of Award:	Performance-Based Restricted Stock Units, or PSUs. The PSUs entitle the Holder to receive an equal number of shares of Common Stock at settlement, as described below.

Brokerage Account Requirement	As a condition to the grant of the PSUs, the Holder agrees to open and maintain a brokerage account at the Company’s designated stock broker at all times that the PSUs remain outstanding.

Vesting and Settlement:

The PSUs shall vest and become payable according to the schedule set forth above; provided, however, that the PSUs will vest and be paid on such dates only if the Holder has not had a Termination of Service prior to the applicable Payment Date. All unvested PSUs will be forfeited upon Termination of Service. Vested PSUs shall be settled through the issuance of shares of Common Stock to the Holder equal to the number of PSUs to be settled and paid. The issuance of shares of Common Stock will be subject to tax withholding, as provided below.

Transferability of PSUs:

PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, provided that in the event of the Holder’s death, shares deliverable or amounts payable with respect to the PSUs shall be delivered or paid, as applicable, to the Holder’s designated beneficiary. The Administrator will advise Holders with respect to the procedures for naming and changing designated beneficiaries.

Tax Withholding:

Unless another method for the payment of applicable tax withholding obligations is elected at least two days before the Payment Date, the Holder agrees to sell that number of shares of Common Stock necessary to provide proceeds in an amount equal to the tax withholding obligations and instruct the broker to pay the proceeds to the Company. Alternatively, if required or if designated by the Holder, the Company may deduct from the Holder’s paycheck within a reasonable time following each Payment Date the minimum amount required to satisfy any applicable tax withholding obligations with respect to the issuance of shares of Common Stock on such Payment Date. Finally, the Holder may also satisfy tax withholding obligations by depositing cash in an amount equal to the tax withholding obligations in the Holder’s brokerage account designated by the Company and instructing the broker to pay such cash amount to the Company.

The Holder is encouraged to consult with a tax advisor regarding the tax consequences of participation in the Plan and acceptance of this Award.

Rights as a Stockholder:	Until the shares of Common Stock are issued and delivered, a Holder will have no rights as a stockholder with respect to the shares of Common Stock subject to the PSU.

No Right to Continued Employment:

Neither the PSUs nor this Agreement confers upon the Holder any right to continue to be an employee of the Company or any of its subsidiaries or interferes in any way with the right of the Company or any of its subsidiaries to terminate the Holder’s employment at any time.

Data Privacy:

By acceptance of this Award, the Holder acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, its affiliates and the Holder’s employer hold certain personal information, including the Holder’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Holder’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the United States, the European Economic Area, or elsewhere. The Holder hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Holder to a third party with whom the Holder may have elected to have payment made pursuant to the Plan. The Holder may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Holder’s ability to participate in the Plan and receive the benefits intended by this Award.

No impact on other rights.

Participation in the Plan is voluntary. The value of the PSUs is an extraordinary item of compensation outside the scope of Holder’s normal employment and compensation rights, if any. As such, the PSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation. The Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of PSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of PSUs or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the form of award, number of shares of Common Stock subject to an award, vesting, and exercise provisions, as relevant.